Illumina Files Patent Infringement Suit Against Affymetrix

San Diego, California, May 5, 2009 – Illumina, Inc. (NASDAQ:ILMN) today announced that it has filed a patent infringement suit against Affymetrix, Inc. (“Affymetrix”). The suit, filed in United States District Court for the Western District of Wisconsin, asserts that Affymetrix’ GeneChip® HT Array Plate and GeneChip® HT Array Plate Scanner infringe upon Illumina’s United States Patent No. 7,510,841. The ‘841 patent, which issued on March 31, 2009, is entitled “Methods of Making and Using Composite Arrays for the Detection of a Plurality of Target Analytes.” Illumina is asking the federal court to enjoin Affymetrix from continuing to make and sell its HT Array Plate and Scanner products, as well as for unspecified monetary damages.

About Illumina
Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of next-generation life-science tools and integrated systems for the analysis of genetic variation and biological function. Using our proprietary technologies, we provide a comprehensive line of products and services that currently serve the sequencing, genotyping, and gene expression markets, and we expect to enter the market for molecular diagnostics. Our customers include leading genomic research centers, pharmaceutical companies, academic institutions, clinical research organizations, and biotechnology companies. Our tools provide researchers around the world with the performance, throughput, cost effectiveness, and flexibility necessary to perform the billions of genetic tests needed to extract valuable medical information from advances in genomics and proteomics. We believe this information will enable researchers to correlate genetic variation and biological function, which will enhance drug discovery and clinical research, allow diseases to be detected earlier, and permit better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are Illumina’s ability (i) to develop and commercialize further our BeadArray™, VeraCode®, and Solexa® technologies and to deploy new sequencing, gene expression, and genotyping products and applications for our technology platforms, (ii) to manufacture robust instrumentation and reagents technology, together with other factors detailed in our filings with the Securities and Exchange Commission including our recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. We disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.

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CONTACTS:

Media:	Investors:
Maurissa Bornstein Public Relations Manager 858.332.4055 mbornstein@illumina.com	Peter J. Fromen Sr. Director, Investor Relations 858.202.4507 pfromen@illumina.com